Exhibit 10.7

EXECUTION VERSION

October 29, 2014

Bernard D. Berman

c/o Fifth Street

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

Re:	Employment Letter Agreement

Dear Bernie:

As you know, Fifth Street Asset Management, Inc. (“FSAM”) is in the process of preparing for an initial public offering of FSAM’s Class A common stock (the “IPO”). In connection with the IPO, Fifth Street Management LLC (the “Company”) believes it is appropriate to recognize your contributions to the Company and is pleased to offer you continued employment with FSC CT, Inc. on the terms set forth below.

1.   Salary; Bonus; Equity. Your annual salary will continue to be $520,000; paychecks are issued semi-monthly on the fifteenth day of each month and the last business day of each month. If the fifteenth day of the month falls on a weekend, paychecks will be issued the Friday prior to or the Monday following the weekend. If the day is a holiday, paychecks will be issued the following business day. You will receive a performance review each year and will be considered eligible for annual salary increases based on your performance.

While employed, each year you shall remain eligible to receive a discretionary bonus. Such discretionary bonuses shall be based on the achievement of such performance goals and other factors as the Company may in its sole discretion determine. All bonuses shall be paid in accordance with the Fifth Street Deferred Bonus and Retention Plan (the “Plan”), a copy of which has previously been provided to you, so long as the Plan remains in effect; provided that, (i) for purposes of amounts that may be deferred under the Plan, the definition of “Cause” shall be as defined in this letter agreement, and (ii) for purposes of the Plan your resignation for “Good Reason” (as defined in Annex B hereto) will be treated in the same manner as a termination by the Company without Cause.

In connection with the execution of this letter agreement, and conditioned on your continued employment through the grant date (other than in connection with your termination by the Company without Cause or your resignation for Good Reason), you will be granted upon the pricing of the IPO on or prior to March 31, 2015, (i) 384,631 options to purchase Class A shares of FSAM (the “Options”) and (ii) 70,591 restricted stock units of FSAM (the “RSUs”). The terms of the grant of Options and RSUs are set forth on Annex A hereto.

2.   Benefits. You will continue to be eligible to participate in Fifth Street’s health insurance plan on the same terms (including the same employee contribution amount) on which you currently participate in such plans. From time to time, we may make changes to such plans in the future and you will be notified of and subject to any such changes.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

You will be entitled to 25 days paid vacation each year (which shall accrue and be earned pro rata over the course of the year), four sick days and holidays in accordance with Fifth Street’s written policies.

You will remain eligible to participate in Fifth Street’s 401(k) plan, subject to the terms of the plan which may be amended from time to time.

Your business expenses will be reimbursed under the Company’s business expenses and reimbursement policies as in effect from time to time. You will be eligible for first class air travel.

3.   At-Will Employment; Policies. Your employment will continue to be “at-will.” This means that either you or we may terminate your employment at any time, for any or no reason. In the event that your employment is terminated, you will receive any unpaid salary and benefits (including reimbursement for reimbursable business expenses incurred prior to such termination) owed to you as of the date of such termination.

You will perform your duties diligently and to the best of your ability and will comply with Fifth Street’s policies and procedures, copies of which have been provided to you previously. It is your responsibility to read and understand these policies and procedures, and if you have any questions now or in the future, it is your responsibility to make the appropriate inquiries.

4.   Non-Solicitation and Non-Disclosure. As a condition to your continued employment, you will be required to execute a Non-Competition, Non-Solicitation and Non-Disclosure Agreement, a copy of which is provided with this letter agreement.

5.   Miscellaneous. This offer is subject to the provisions of Annex C hereto, with respect to matters arising under Sections 409A and 4999/280G of the Code.

This letter agreement (together with the Non-Competition, Non-Solicitation and Non-Disclosure Agreement) sets forth the entire agreement and understanding between us and you relating to your employment and supersedes all prior agreements and understandings between you and the Company with respect to your employment, except that it is expressly understood that this letter agreement does not supersede, alter or amend, in any respect, the terms of the limited liability company agreement of Fifth Street Management LLC.

All payments pursuant to this letter agreement will be subject to applicable withholding taxes.

If the terms of this letter agreement are acceptable to you, please sign a copy of this letter and return it to me on or before October 29, 2014.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

We look forward to your continued contributions to the Company’s success!

Sincerely,

Leonard M. Tannenbaum

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Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

I understand that my employment is at will and can be terminated by either party at any time with or without cause and with or without notice. I specifically acknowledge and agree that I am an exempt employee and am therefore not eligible to receive overtime pay.

ACCEPTED AND AGREED:

/s/ Bernard D. Berman
Signature

Bernard D. Berman
Print Name

October 29, 2014
Date

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Annex A – Option and RSU Terms

1.	Option Category and Term: The Options will have an option term of 5 years. The actual number of such options to be granted will be determined based on final valuation determinations with respect to such options as of the date of grant. The options granted to you will have an exercise price that is equal to 110% of the fair market value of a share of FSAM Class A common stock on the date of grant.

2.	Restricted Stock Units: You will be granted RSUs representing the right to receive shares of FSAM Class A common stock subject to fulfillment of vesting and other conditions.

3.	Vesting and Exercise:
a.	Options –50% of the Options will vest on each of the 1st and 2nd anniversaries of the date of grant, subject to continued employment on such dates.
b.	RSUs – 1/3rd of the RSUs will vest annually commencing on each of the 4th, 5th and 6th anniversaries of the date of grant, subject to continued employment on such dates.
c.	Accelerated Vesting of Options and RSUs
i.	Upon a termination by the Company without Cause or termination by you for Good Reason, in each case after the Grant Date:
1.	Options –Vesting to be determined based on full months of service from date of grant plus 12 months as a percentage of 24 months (without regard to the vesting schedule set forth in 3a. above).
2.	RSUs – Vesting to be determined based on full months of service from date of grant plus 12 months as a percentage of 72 months (without regard to the vesting schedule set forth in 3b. above).
ii.	Upon a “Change of Control” while you are employed – In the event that Leonard Tannenbaum and his affiliated entities collectively cease to have beneficial voting control of FSAM (or, if an IPO has not occurred, of Fifth Street Holdings, LP), 100% of your then unvested Options and RSUs shall vest.
d.	Exercise – All Options will be exercisable within 1 year following termination by the Company without Cause or by you for Good Reason; in other cases, exercise terms will be as provided for under the terms of grant.
e.	Manner of Exercise – Options to be subject to the same manner of exercise afforded to other senior executives receiving options in FSAM, including broker assisted cashless exercise if available.
f.	Settlement of RSUs – No later than 60 days following each vesting date, one share of FSAM Class A common stock shall be issued for each RSU that becomes vested on such vesting date.

4.	Liquidity on Shares Realized Upon Exercise and Settlement
a.	Options –100% of the net option shares acquired upon exercise of the vested 5 Yr. Options may be sold after the 2nd anniversary of the Grant Date.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

b.	RSUs – 100% of the net shares acquired upon settlement of vested RSUs may be sold as follows: 25% after the 6th anniversary of the Grant Date, an additional 25% after the 7th anniversary of the Grant Date, an additional 25% after the 8th anniversary of the Grant Date, and an additional 25% after the 9th anniversary of the Grant Date.
c.	Following Termination By Company without Cause/Termination by you for Good Reason – 50% of option shares held by you resulting from your exercise of the Options may be sold within the first year immediately following such termination, and all option shares held by you resulting from your exercise of Options may be sold after the 1st anniversary of such termination. 50% of the shares received upon vesting of RSUs may be sold within the first year immediately following such termination, and all such shares received upon vesting of RSUs may be sold after the 1st anniversary of such termination.

Other Restrictions – In all cases you shall remain subject to any restrictions on the sale of options shares or RSUs arising under applicable law or imposed by the Company or its underwriters in connection with any capital markets transactions or securities trading policies, in each case to the extent equally applicable to all current senior executives of comparable status (other than the Chairman).

5.	Other Provisions
a.	The foregoing terms will be reflected in, and subject to, one or more written Option and RSU agreements as soon as reasonably practicable following the effective date of grant, dated as of such grant date. Except as provided for above, the terms of the Options and RSUs will be subject to the provisions of plan pursuant to which such Options and RSUs are granted, as well as the provisions of the Option and RSU grants, as the case may be, otherwise applicable to all senior executives of the Company (e.g. with respect to forfeiture, clawbacks and post-termination exercise periods).

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Annex B – “Cause” and “Good Reason”

“Cause” for termination means: (i) the conviction or admission of, or plea of nolo contendere with respect to, a felony or a crime involving moral turpitude (other than a motor vehicle offense); (ii) an act of fraud, misappropriation or embezzlement, (iii) gross negligence, willful misconduct or material breach of fiduciary duty; (iv) breach of a material term or representation of this letter agreement; (v) commission of a reportable violation of any applicable banking, securities or commodities laws, rules or regulations that constitutes a serious offense or could or does result in a significant fine; (vi) violation of material written policies of the Company that is demonstrably injurious to the Company (including, without limitation, any securities trading, conflict of interest or code of conduct policies); or (vii) a willful failure to follow the lawful directives of the Board or other governing body of the Company or material breach in the performance of your obligations under your letter agreement, in each case under sub-clauses (vi) or (vii) which remains uncured by you after you have been provided with notice and ten (10) days to cure (to the extent curable). To the extent that within 120 days following your resignation or termination other than for “Cause” the Company determines that facts or circumstances existed that would have otherwise constituted “Cause” under sub-clauses (i)-(iii) or (vi) above, and such facts or circumstances were not actually known to the Company or should have otherwise been known to the Company through the exercise of reasonable care in each case at the time of such resignation or termination, then the Company may treat such resignation or termination as a termination for “Cause” for all purposes.

“Good Reason” shall mean the occurrence of any of the following events, without your express written consent, unless such events are cured by the Company within thirty (30) days following written notification by you to the Company that you intend to terminate your employment for one of the reasons set forth below:

(i)	Material diminution in your base salary at the rate in effect immediately prior to the reduction or the failure to pay you any salary or any earned and due bonus or incentive payments; or

(ii)	Material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law and other than in connection with any service on any informal management committees associated with the Company or its affiliates); or

(iii)	the termination of your rights to any material employee benefits, except to the extent that any such benefit is replaced with a comparable benefit, or a material reduction in scope or value thereof, other than as a result of across-the-board reductions or terminations affecting senior executives of comparable status of the Company generally; or

(iv)	a change by the Company in the location at which Executive performs his principal duties for the Company to a new location that is more than ten (10) miles from Greenwich, CT.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances (or any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you), and in no event shall you be entitled to resign for “Good Reason” more than one hundred and eighty (180) days following the occurrence of any event alleged to constitute “Good Reason.”

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Annex C – Section 409A Matters

a.	It is intended that the provisions of the letter agreement comply with Code Section 409A of the Internal Revenue Code, and all provisions of the letter agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

b.	If, under the letter agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

c.	A termination of employment shall not be deemed to have occurred for purposes of any provision of the letter agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the Agreement, references to a “resignation,” “voluntary termination,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

d.	If you are deemed on the date of termination of your employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

i.	With regard to any payment, the providing of any benefit or any distribution of equity upon Separation from Service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death; and

ii.	On the first day of the seventh month following the date of your Separation from Service or, if earlier, on the date of your death, (x) all payments delayed pursuant to this Section (d) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal dates in accordance with the terms of the Agreement, and (y) all distributions of equity delayed pursuant to this Section (d) shall be made to you.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

In determining the amounts that are subject to the six-month delay requirement described above, the Company shall use all exclusions from the six-month delay rule that are available to the payments made to you. Please be advised that the Company reserves the right to adopt an alternate method of complying with the six-month delay requirement which may result in you being deemed a specified employee.

e.	Whenever a payment under the letter agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

f.	With regard to any provision in the letter agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

Annex C – Section 4999/280G Matters

If any payment or benefit (including payments and benefits pursuant to this letter agreement) that you would receive from the Company or in connection with a change of effective ownership or control of the Company (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this provision, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) you shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to you as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata.

The independent registered public accounting firm engaged by the Company as of the day prior to the effective date of the change of ownership or control of the Company shall make all determinations required to be made under this Annex C. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control, the Company shall appoint a nationally recognized independent registered public accounting firm that is reasonably acceptable to you (and such acceptance shall not be unreasonably withheld) to make the determinations required hereunder. The Company shall bear all reasonable expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations under this Annex C shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or you. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

Notwithstanding the foregoing, in the event the IPO does not occur, or following the IPO the Company’s common stock ceases for any reason to be registered under the Securities Act of 1933, as amended, in lieu of the foregoing, if you execute a waiver of the portion of such excess parachute payment such that all non-waived payments would not be subject to the Excise Tax, the Company shall agree to seek approval of its stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1 such that if such stockholder approval is obtained, the waived payments shall be restored.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

EXHBIT B

WAIVER AND RELEASE AGREEMENT

1.      In consideration for the severance benefits to be provided to me under Section 2 of the Non-Competition, Non-Solicitation and Non-Disparagement Agreement between me and FSC CT, Inc. (the “Company”) dated as of [_____], 2014 (hereinafter referred to as the “Non-Competition Agreement”) and accelerated vesting of the Options and RSUs as provided for in Annex A to the letter agreement between me and the Company dated as of [_____], 2014 (hereinafter referred to as the “Employment Agreement”), I, Bernard D. Berman, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge FSC CT, Inc., Fifth Street Management LLC, Fifth Street Asset Management Inc. (“FSAM”), Fifth Street Holdings, L.P., Fifth Street Finance Corp., Fifth Street Senior Floating Rate Corp., Fifth Street Senior Loan Fund I Operating Entity, LLC, Fifth Street Senior Loan Fund II Operating Entity, LLC, Fifth Street Credit Opportunities Fund, L.P., Fifth Street Mezzanine Partners II, L.P., Fifth Street Capital LLC, Fifth Street Capital West, Inc., FSC, Inc., FSC Midwest, Inc., and any entities formed after the date hereof which engage any such entity to provide services, and any affiliates of such entities formed after the date hereof together with each of their respective subsidiaries, divisions and affiliates, whether direct or indirect, their respective joint ventures and joint venturers (including each of their respective directors, officers, employees, stockholders, partners and agents, past, present, and future), and each of their respective successors and assigns, members, branches, divisions, business units or groups, portfolio companies, agencies, predecessors, successors, assigns, any employee benefit plans established or maintained by any of the foregoing entities and each and all of their past, present or future officers, directors, employees, partners, members, trustees, plan administrators, agents, fiduciaries, shareholders, attorneys, representatives and advisors (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Releasees, including, without limitation, those arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees up to and including the date of this Waiver and Release Agreement, including but not limited to claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Connecticut Fair Employment Practices Act, the Connecticut Human Rights and Opportunities Act, the Connecticut Equal Pay Law, the Connecticut Family and Medical Leave Act, the Connecticut Whistleblower Protection Law, the Connecticut Worker’s Compensation Retaliation Law, Connecticut Age Discrimination and Employee Benefits Law, the Connecticut Employment Privacy Law, the Connecticut Wage Payment Laws, the Connecticut Occupational Safety and Health Act, the New York Labor Law, the New York State and New York City Human Rights Laws, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, The Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (other than with respect to any vested benefit as of the date of termination of employment), the Consolidated Omnibus Budget Reconciliation Act of 1985, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act and the Fair Labor Standards Act, and all other Federal, state or local laws.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Employment Agreement.

2.      (a)       I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees (except for claims not released under Section 2(b) below) and/or to challenge the enforceability of this Waiver and Release Agreement, except I may bring a lawsuit to challenge this Waiver and Release Agreement under the ADEA.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

(b)       Notwithstanding any provision of this Waiver and Release Agreement to the contrary, by executing this Waiver and Release Agreement, I am not releasing (i) claims to enforce this Waiver and Release Agreement and any rights or remedies in respect thereof and my rights under the provisions of the Employment Agreement and the Non-Competition Agreement that are intended to survive my termination of employment, (ii) claims that arise after the execution of the Waiver and Release Agreement or that cannot be released by law, (iii) rights to vested and accrued benefits under any applicable plan, agreement, program, award, policy or arrangement of the Company or any of their subsidiaries or affiliates, or (iv) any rights I may have to indemnification and D&O coverage under any applicable charter, by-laws or agreements with the Company or insurance policies in effect with respect to my period of service, or to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I, on the one hand, and any of the Releasees, on the other hand, are jointly liable.

3.       I further acknowledge and agree that if I breach the provisions of Paragraph 2 above, then (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of Paragraph 2 above, (b) the Company shall not be obligated to continue payment of severance benefits to me under Section 2 of the Non-Competition Agreement (except for any earned but unpaid base salary and any properly incurred but unpaid business expenses in accordance with Company policies), (c) I shall be obligated to pay to the Company its costs and expenses in enforcing this Waiver and Release Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Company’s option, I shall be obligated upon demand to repay to the Company all but $100 of severance benefits paid or made available to me under Section 2 of the Non-Competition Agreement. I further agree that the foregoing covenants in this Paragraph 3 shall not affect the validity of this Waiver and Release Agreement and shall not be deemed to be a penalty nor a forfeiture.

4.       I further waive my right to any monetary recovery should any foreign, federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees. I also acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim. In connection with my waiver of this provision, I acknowledge that I may later discover facts different from or in addition to those that I know or believe to be true with respect to my claims and I agree that in such event this Release shall nonetheless remain effective in all respects.

5.       I further waive, release and discharge Releasees from any reinstatement rights I have or could have and agree that, unless otherwise solicited, I will not at any time in the future apply for, or otherwise seek, employment with the Company or any of its subsidiaries, affiliates or divisions.

6.       Upon the reasonable request of the Company from time to time after the date hereof, I also agree to testify on behalf of the Company, at deposition, trial or hearing or in an affidavit or otherwise, in connection with any litigation or claim or action brought against the Company by any present or former employee (including but not limited to those employees or former employees whom I supervised or managed while employed by the Company), including but not limited to any litigation or claim or action brought under the state workers’ compensation laws (a “Cooperation”); provided such Cooperation is not contrary to my own legal interests or the legal interests of my employer and the Company promptly reimburses me in accordance with the Company policy for reasonable costs and expenses incurred by me as a result of providing such Cooperation.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

7.       I acknowledge that I have been given at least [twenty-one (21)][forty-five (45)]1 days to consider this Waiver and Release Agreement thoroughly. If executed prior to the end of such [twenty-one (21)][forty-five (45)] day period, I acknowledge that I voluntarily waive the balance of such period.

8.       I acknowledge that I have been advised in writing to consult with an attorney at my own expense prior to signing this Waiver and Release Agreement.

9.       I understand that I may revoke this Waiver and Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to [__________]. I further understand that if I revoke this Waiver and Release Agreement, I shall not receive severance benefits under Section 2 of the Non-Competition Agreement.

10.       I also understand that the severance benefits under the Non-Competition Agreement which I will receive in exchange for signing and not later revoking this Waiver and Release Agreement (as provided for in Paragraph 1) are in addition to anything of value to which I already am entitled.

11.       BOTH PARTIES FURTHER UNDERSTAND THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.

12.       It is the desire and intent of the parties that the provisions of this Release shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. I acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, invalid, unlawful or unenforceable under any applicable statute or controlling law, this Release shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid, unlawful or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and the remainder of this Waiver and Release Agreement shall continue in full force and effect.

13.       This Waiver and Release Agreement in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law, the internal laws of the State of Connecticut shall apply.

14.       I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and Release Agreement and that I voluntarily enter into this Waiver and Release Agreement by signing below and without reservation or duress and assent to all the terms and conditions contained herein. No promises or representations, written or oral, have been made to me by any person to induce me to sign this Waiver and Release Agreement other than the payments and benefits as set forth herein.

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1 Applicable period to conform to that required by law based on circumstances at the time of termination.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

15.       This Waiver and Release Agreement, together with my Employment Agreement and the Non-Competition Agreement, integrates the whole of all agreements and understandings between the Company and me concerning the subject matter of this Waiver and Release Agreement and any other dealings between the Company, the Releasees and me. This Waiver and Release Agreement supersedes all prior negotiations, discussion or agreements relating to the subject matter of this Waiver and Release Agreement, if any, between the Company and/or the Releasees, on the one hand, and me, on the other hand.

Signature:		Date:

Bernard D. Berman

FIFTH STREET MANAGEMENT LLC

By:		Date:

Name:

Title:

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com